================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                         COMMISSION FILE NUMBER: 0-12185

                          ALASKA APOLLO RESOURCES INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


        PROVINCE OF BRITISH COLUMBIA                       NOT APPLICABLE
       (STATE OR OTHER JURISDICTION OF                    (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NO.)

       120 PROSPEROUS PLACE, SUITE 201                       40509-1844
             LEXINGTON, KENTUCKY                             (ZIP CODE)
  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


                                 NOT APPLICABLE
                              (FULL TITLE OF PLAN)

   WILLIAM S. DAUGHERTY, 120 PROSPEROUS PLACE, SUITE 201, LEXINGTON, KENTUCKY
                                   40509-1844
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

   TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE: (606) 263-3948

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                                          PROPOSED MAXIMUM          PROPOSED MAXIMUM         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES   AMOUNT OF SHARES     OFFERING PRICE PER        AGGREGATE OFFERING      REGISTRATION
        TO BE REGISTERED            TO BE REGISTERED            SHARE                     PRICE               FEE (1)
COMMON STOCK, WITHOUT PAR
VALUE PER SHARE.................    319,577                   $0.3125             $99,867.79                     $9.49

TOTAL                               319,577                   $0.3125             $99,867.79                     $9.49

===========================================================================================================================

(1) The registration fee applies to all of the shares of the Common Stock to be issued as a result of this Registration Statement.



================================================================================

                                     PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents are incorporated by reference in this Registration Statement:

         (a) The Registrant's latest annual report.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Registrant's latest annual report.

         (c) The description of the class of securities to be registered by this Registration Statement, which are registered under Section 12 of the Securities Act of 1934, and which were more fully described in (i) the Memorandum and Articles for Catalina Energy & Resources Ltd., a British Columbia corporation, dated January 31, 1979, (ii) the Certificate for Catalina Energy & Resources Ltd., a British Columbia corporation, dated November 27, 1981, changing the name of Catalina Energy & Resources Ltd. to Alaska Apollo Gold Mines Ltd., and further changing the authorized capital of the Registrant from 5,000,000 shares of common stock, without par value per share, to 20,000,000 shares of common stock, without par value per share, (iii) the Certificate of Change of Name for Alaska Apollo Gold Mines Ltd., a British Columbia corporation, dated October 14, 1992, changing the name of Alaska Apollo Gold Mines Ltd. to Alaska Apollo Resources Inc., and further changing the authorized capital of the Registrant from 20,000,000 shares of common stock, without par value per share, to 6,000,000 shares of common stock, without par value per share, and (iv) the Altered Memorandum of Alaska Apollo Resources Inc., a British Columbia corporation, dated September 9, 1993, changing the authorized capital of the Registrant from 6,000,000 shares of common stock, without par value per share, to 20,000,000 shares of common stock, without par value per share, is as follows:

         20,000,000 shares of common stock, without par value per share.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Norman T. Reynolds, Esq., an attorney for the Registrant and the counsel who has rendered an opinion as to the legality of the shares of the Registrant's common stock to be offered by this Registration Statement, owns 85,802 shares of such stock which are being registered pursuant to this Registration Statement. As of the date of this Registration Statement, such shares have a fair market value of approximately $26,813.02.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The directors and officers of the Registrant shall be indemnified by the Registrant against all costs, losses, expenses and liabilities incurred by any such director or officer in the course of the Registrant's business according to the Registrant's Articles of Association. In addition, all directors and officers are covered by a director's indemnification agreement.

         The foregoing discussion of the Registrant's Articles of Association is not intended to be exhaustive and is qualified in its entirety by such document.

ITEM 8. EXHIBITS. The exhibits listed in the following index are filed as part of this Registration Statement. The exhibits indicated by an asterisk (*) are incorporated by reference.

         EXHIBIT
         NUMBER         DESCRIPTION OF EXHIBIT
         ------         ----------------------

          3(i)(a)* Memorandum and Articles for Catalina Energy & Resources Ltd., a British Columbia corporation, dated January 31, 1979, filed as an exhibit to Form 10 Registration Statement filed May 25, 1984. File No. 0-12185.

          3(i)(b)* Certificate for Catalina Energy & Resources Ltd., a British Columbia corporation, dated November 27, 1981, changing the name of Catalina Energy & Resources Ltd. to Alaska Apollo Gold Mines Ltd., and further changing the authorized capital of the Registrant from 5,000,000 shares of common stock, without par value per share, to 20,000,000 shares of common stock, without par value per share, filed as an exhibit to Form 10 Registration Statement filed May 25, 1984. File No. 0-12185.

          3(i)(c)* Certificate of Change of Name for Alaska Apollo Gold Mines Ltd., a British Columbia corporation, dated October 14, 1992, changing the name of Alaska Apollo Gold Mines Ltd. to Alaska Apollo Resources Inc., and further changing the authorized capital of the Registrant from 20,000,000 shares of common stock, without par value per share, to 6,000,000 shares of common stock, without par value per share. Exhibit 3(i)(c) to Form 10-K/A for the Registrant for the fiscal year ended December 31, 1993. File No. 0-12185.

          3(i)(d)* Altered Memorandum of Alaska Apollo Resources Inc., a British Columbia corporation, dated September 9, 1993, changing the authorized capital of the Registrant from 6,000,000 shares of common stock, without par value per share, to 20,000,000 shares of common stock, without par value per share. Exhibit 3(i)(d) to Form 10-K/A for the Registrant for the fiscal year ended December 31, 1993. File No. 0-12185.

             4*         See Exhibits No. 3(i)(a), (b), (c), and (d).

             5          Opinion of Norman T. Reynolds, Esq.

            24          Powers of Attorney

ITEM 9.           UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) To file a post-effective amendment to this Registration Statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, Kentucky, on June 8, 1998.


                                           ALASKA APOLLO RESOURCES INC.



                                           By  /s/  William S. Daugherty
                                               --------------------------------
                                               William S. Daugherty, President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


      SIGNATURE                                       TITLE                      DATE
      ---------                                       -----                      ----

   William S. Daugherty                 Chairman of the Board, President,    June 8, 1998
-------------------------------            Director of the Registrant
WILLIAM S. DAUGHERTY


   James K. Klyman*                        Director of the Registrant        June 8, 1998
-------------------------------
JAMES K. KLYMAN


   Charles L. Cotterell*                   Director of the Registrant        June 8, 1998
-------------------------------
CHARLES L. COTTERELL


   Daryl J. Greattinger                      Chief Financial Officer         June 8, 1998
-------------------------------
DARYL J. GREATTINGER



*By William S. Daugherty
    ---------------------------
     William S. Daugherty,
     Attorney-in-Fact

                          ALASKA APOLLO RESOURCES INC.
                DOCUMENTS CONSTITUTING A SECTION 10(a) PROSPECTUS
                  PURSUANT TO A FORM S-8 REGISTRATION STATEMENT
                               FILED JUNE 8, 1998

             THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
                   SECURITIES THAT HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933

         In connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Alaska Apollo Resources Inc. (the "Company") with the Securities and Exchange Commission on June 8, 1998, the following shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933:

         1.       General Plan Information.
                  -------------------------

                  (a) The following letter agreements (the "Letter Agreements") between the Company and Norman T. Reynolds, Esq., Forte Communications, Inc., and Greattinger & Crowley, PSC (the "Participants") with respect to the payment of fees and expenses and the shares of the Company's common stock, without par value per share (the "Securities"), and the price per share at which the Securities are to be issued to the Participants in payment of their fees and expenses and expenses are more fully described in Exhibits "A," "B," and "C" attached hereto and incorporated herein by reference for all purposes:

                                                      Fees and                 Price per                 Number of
Name                                                  Expenses                   Share                    Shares
----                                                  --------                   -----                    ------
Norman T. Reynolds                                   $26,813.02               $0.3125                     85,802
Forte Communications, Inc.                            50,000.00               $0.3125                    160,000
Greattinger & Crowley, PSC                            23,054.77               $0.3125                     73,775
                                                     ----------                                          -------
Total                                                $99,867.79                                          319,577
                                                     ==========                                          =======

                  (b) The Letter Agreements described herein constitute an employee benefit plan as described in Rule 405 promulgated under the Securities Act of 1933 (the "Plan"). The Securities will be offered pursuant to the Plan.

                  (c) The general nature and purpose of the Plan is allow for the payment of fees and expenses due and owing by the Company to the Participants in the form of the Company's registered Securities. The Plan will terminate as soon after October 31, 1998 as the Securities called for in the Plan have been issued to the Participants, which date will not exceed December 31, 1998. It is not contemplated that the Plan will be subject to modification or extension.

                  (d) The Plan does not have any administrators. However, the Participants may contact the Company at the address or telephone number described in Paragraph 11 below to obtain additional information about the Plan.

                  (e) The Plan is not subject to the Employee Retirement Income Security Act of 1974. The Participants is a consultant or adviser who has provided provide bona fide services to the Company, none of such services being in connection with the offer or sale of Securities of the Company in a capital-raising transaction.

         2. SECURITIES TO BE OFFERED. The Securities to be offered pursuant to the Plan are shares of the Company's common stock, without par value per share. The common stock of the Company has been registered under Section 12 of the Securities Exchange Act of 1934.

         3. EMPLOYEES WHO MAY PARTICIPATE IN THE PLAN. Only the Participants described above may participate in the Plan.

         4.       Purchase of Securities Pursuant to the Plan and Payment for
                  -----------------------------------------------------------
                  Securities Offered.
                  -------------------

                  (a) The Participants may participate in the Plan only for so long as it takes to file the Registration Statement and issue the Securities to the Participants as called for herein. Thereafter, the Participants shall have no further interest in the Plan. The only Securities to be purchased by the Participants are described herein or in the Participants' Letter Agreements. The purchase price per share of the Company's Securities for the Participants is as set forth above.

                  (b) Payment for the Securities to be purchased by of the Participants pursuant to the Plan will be the extinguishment of any further liability by the Company to the Participants with respect to the obligations described herein.

                  (c) There will be no reports delivered to the Participants as to the amounts and status of their accounts.

                  (d) The Securities will be issued to the Participants, who may sell the Securities in the open market. The Company will receive no fees or other compensation for the Securities other than the extinguishment of the debts to the Participants as described herein.

         5. RESALE RESTRICTIONS. There will be no restrictions on the resale of the Securities by the Participants.

         6. TAX EFFECTS OF PLAN PARTICIPATION. The receipt of the Securities by the Participants will be the receipt of ordinary income since the Securities will have been received by the Participants in exchange for services. Consequently, the Participants will be taxed currently for the value of the Securities pursuant to Section 61 of the Internal Revenue Code of 1986, as amended.

         7. INVESTMENT OF FUNDS. There is no provision under the Plan whereby the Participants may direct the investment of all or any part of the assets under the Plan.

         8. WITHDRAWAL FROM THE PLAN; ASSIGNMENT OF INTEREST. The Participants will not be able to withdraw from, terminate, or assign their interests in the Plan.

         9. FORFEITURES AND PENALTIES. There is no event which could, under the Plan, result in a forfeiture by, or a penalty to, the Participants.

         10. CHARGES AND DEDUCTIONS, AND LIENS THEREFOR. There are no charges and deductions that may be made against the Participants, the Securities, or assets of the Plan, or the creation of any lien on any funds, securities, or other property held under the Plan.

         11. INFORMATION CONTAINED IN THE REGISTRATION STATEMENT. The Company shall furnish to the Participants, without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of the Registration Statement, all of such documents being incorporated by reference in this Section 10(a) Prospectus. The Company shall also furnish to the Participants, without charge, upon written or oral request, any other documents required to be delivered to employees of the Company pursuant to Rule 428(b) promulgated under the Securities Act of 1933. Any such request should be directed to the Company at 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509, telephone (606) 263-3948, and telecopier (606) 263-4228.

         12. INFORMATION CURRENTLY FURNISHED. The Participants have been furnished with a copy of the Company's Form 10-KSB for the fiscal year ended December 31, 1997.

         13. INFORMATION TO BE FURNISHED IN THE FUTURE. The Company shall deliver to the Participants copies of all reports, proxy statements and other communications distributed to its security-holders generally, and such material shall be sent or delivered no later than the time that it is sent to security-holders of the Company.

Attachments:

Exhibit  "A"  -   The Letter Agreement for Norman T. Reynolds
Exhibit  "B"  -   The Letter Agreement for Forte Communications, Inc.
Exhibit  "C"  -   The Letter Agreement for Greattinger & Crowley, PSC

                               NORMAN T. REYNOLDS
                                 Attorney At Law
                             Post Office Box 131326
                            Houston, Texas 77219-1326
                            Telephone: (713) 651-0244
                           Telecopier: (713) 355-4052
                        E Mail: ntreynolds@compuserve.com
                                                                     EXHIBIT "A"
                                  June 8, 1998


Mr. William S. Daugherty
Daugherty Petroleum, Inc.
120 Prosperous Place, Suite 201
Lexington, Kentucky 40509

         Re:  Invoices of Norman T. Reynolds and Form S-8 Registration Statement

Dear Bill:

         As we discussed, I agree to take shares of the common stock of Alaska Apollo Resources Inc. in payment of all fees and expenses currently due and owing to me, which total $26,813.02, and which will be registered pursuant to a Form S-8 Registration Statement. It is understood that the stock I will receive will be valued at $0.3125 per share and, as a result, I will receive 85,802 shares. It is further understood that the Form S-8 Registration Statement will be filed immediately and that the shares of the stock will be issued immediately upon the effectiveness of the Registration Statement, and all other applicable laws and regulations.

                                                 Very truly yours,

                                                 /s/ Norman T. Reynolds

                                                 Norman T. Reynolds

                                      FORTE
                              Communications, Inc.
                             50 Broadway, Suite 2300
                               New York, NY 10004
                             Telephone: 212-785-6300
                             Facsimile: 212-785-6205
                                                                     EXHIBIT "B"

                                January 15, 1998

Williams S. Daugherty
Chairman, President & COO
Alaska Apollo Resources, Inc.
131 Prosperous Place
Lexington, KY 40509-1844

RE:      Letter of Understanding

Dear Mr. Daugherty:

As discussed, I am submitting the following proposal for Public Relations to be performed by Forte Communications, Inc. on behalf of Alaska Apollo Resources, Inc. (the "Company") effective January 15, 1998.

The parties agree that Forte Communications, Inc. shall act as a consultant to the Company.

1. Forte Communications, Inc. will consult with the Company as its public relations advisor. Both Charles McLaughlin and Patricia Meding will act as consultants for the Company on all public relation matters.

2. The parties agree that the consulting arrangement shall extend for a period of approximately one (1) year from January 15, 1998 and that it is automatically renewable for an additional year upon the mutual consent of both parties. Neither party shall have the right or option to terminate this agreement without mutual consent during a period of activity.

3.       The consulting activities shall continue upon signing.

4. The Company agrees to issue shares of the common stock of Alaska Apollo Resources, Inc. valued at the current market price per share at the time of issuance for an aggregate value of fifty thousand dollars and no cents ($50,000.00) to pay the ongoing costs of the Public Relations program and reimburse out-of-pocket expenses including but not limited to telephone, facsimile, secretarial and other services provided on behalf of the company. The Company agrees to pay upon presentation of documentation any approved out-of-pocket expense provided Forte Communications, Inc. seeks and secures approval of a budget figure prior to the expenditure.

5. As requested by the Company, Forte Communications, Inc. will use its best efforts to:

         -        arrange radio exposure;
         -        arrange Due Diligence meetings;
         -        organize institutional investor meetings;
         - originate and disseminate information about the company including press releases;
         - arrange for articles to appear in periodicals, tabloids, newsletters and other media, as appropriate;
         - arrange for direct mail, broadcast, electronic, on-line and other media services as desired by The
                  Company to keep shareholders, investors, and the brokerage community informed of the Company's activities.

6. The Company agrees that any controversy or claim arising from this Letter of Understanding will be settled under the laws of New York State.

As we have discussed, Forte's monthly fee will begin effective January 15. Out-of-pocket expenses incurred in the normal course of performing our services will be reimbursed upon presentation of receipts and, as stated above, for any additional out-of-pocket expenses anticipated we will seek prior approval from you.

If this Letter of Understanding properly outlines our agreement, please indicate your acceptance by singing in the space provided below and returning it to me via facsimile with the original being sent to me via first class mail at Forte Communications, Inc., 50 Broadway, Suite 2300, New York, NY 10004.

Alaska Apollo Resources, Inc.                     Forte Communications, Inc.



/s/ William S. Daugherty                          /s/Charles W. McLaughlin
------------------------                          ------------------------
Chairman, President & COO                         President

Dated: 1-15-98                                    Dated: 1-15-98

                           GREATTINGER & CROWLEY, PSC
                             222 CUMBERLAND CROSSING
                              MONTICELLO, KY 42633
                                                                     EXHIBIT "C"
                                January 15, 1998


Mr. William S. Daugherty
Alaska Apollo Resources, Inc.
131 Prosperous Place, Suite 17-A
Lexington, Kentucky 40509

                                    Re:     S-8 Stock Agreement

Dear Mr. Daugherty:

         At the present time, Alaska Apollo Resources, Inc., and its subsidiary, Daugherty Petroleum, Inc., owes Greattinger & Crowley, PSC, $23,054.77 for auditing and accounting services, including travel and out-of-pocket expense rendered and incurred through December 31, 1977. In payment thereof, Greattinger & Crowley agrees to accept freely trading stock in Alaska Apollo Resources, Inc., worth $23,054.77. Alaska Apollo Resources, Inc., will cause to be prepared and will file the required S-8 to accomplish the issuance of the stock worth $23,054.77. Said stock will be issued to Greattinger & Crowley as soon as possible after the filing of the Form S-8. In that regard, the stock to be issued to Greattinger & Crowley will be valued at the current market value per share at the time of issuance of such stock.

         If the foregoing meets with your approval, please sign and date a copy of this letter, and return same to me. I understand that the agreement contained herein is subject to ratification by the Board of Directors of Alaska Apollo Resources, Inc. Please notify me when such ratification has been obtained.

                                          Very truly yours,

                                          Greattinger & Crowley, PSC


                                          By: /s/Daryl J. Greattinger, President
                                              ----------------------------------

The foregoing is accepted and agreed to
this the 15th day of January, 1998.

ALASKA APOLLO RESOURCES, INC.


By: /s/William S. Daugherty, President
    ----------------------------------